FUEL NATION INC.


                              Employment Agreement
                                 James L Wilson


           THIS EMPLOYMENT AGREEMENT is made as of this 5th day of April, 2001, by and between FUELNATION INC., a Florida corporation (the "Company") whose current main office address is: 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, and, James L Wilson, whose current mailing address is Post Office Box 520, Boca Raton, Florida 33429 (the "Executive"). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. EMPLOYMENT, POSITION AND DUTIES Upon the terms and conditions set forth herein, the Company agrees to employ the Executive, and the Executive hereby accepts employment with the Company in the capacity of the "Position" and for the term of the "Employment Period" as defined on the annexed Schedule of Terms of Employment which is fully incorporated into the text hereof by this reference. During the Employment Period, Executive shall perform the normal duties, responsibilities and authority of such Position which shall expressly include those duties and responsibilities set forth on the annexed Schedule of Terms of Employment ("Duties and Responsibilities") subject to the power of the Company's board of directors (the "Board") to expand or limit such duties, responsibilities and authority and to override actions of officers of the Company. During the Employment Period, Executive shall report to the Board, or the Chief Executive Officer, at the Board's election, and shall devote his best efforts and his full business time and attention to the business and affairs of the Company, excluding the permitted vacation time and time-off for sickness and other absences as set forth on the annexed Schedule of Terms of Employment. Executive shall perform his Duties and Responsibilities to the Company hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Nothing in this paragraph shall prohibit Executive from making passive investments that are not otherwise prohibited in this Agreement, or as otherwise provided for in the Schedule of Terms of Employment recited below.

           2.        COMPENSATION AND BENEFITS.

           (a) BASE SALARY. During the Employment Period, Executive's initial base salary shall be the Initial Base Salary set forth in the Schedule of Terms of Employment per annum or such higher rate as the Board may designate from time to time (as so adjusted, the "Base Salary"), which Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices. Failure of Company to promptly pay Executive the regular installments or bonuses in accordance with the Company's general payroll practices shall be considered a Termination of Executive without Cause. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's Executive benefit programs for which similar Executives of the Company are generally eligible, or as otherwise provided for in the Schedule of Terms of Employment recited below.

           (b) EXPENSES. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to approval, reporting and documentation of such expenses.

           (c) BONUS. The Board shall develop and adopt a bonus plan which the Board believes to be customary for businesses in the Company's industry for an Executive in the position of the Executive (the "Bonus Plan"). In addition to the Base Salary, the Board shall award a bonus to Executive in accordance with the Bonus Plan following the end of each fiscal year during the Employment Period based upon Executive's performance and the Company's operating results during such year, or as otherwise provided for in the Schedule of Terms of Employment.


                                      - 1 -

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           (d) All amounts payable to Executive as compensation hereunder shall be subject to customary withholding by the Company.

           3. EMPLOYMENT PERIOD. The term of the employment hereunder shall begin on the "Begin Date" and shall end on the "End Date" as set forth on the annexed Schedule of Terms of Employment (the "Employment Period") provided that, the Employment Period shall terminate prior to its expiration upon the following; (i) the Employment Period shall terminate immediately upon the effective date of the Executive's resignation, death or permanent mental or physical disability or incapacity (as determined by the Board in its good faith judgment); (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause for any reason or no reason whatsoever. No later than 150 days prior to the expiration of each Employment Period, shall automatically be extended for successive one-year terms following the expiration of the initial Employment Period, and on each anniversary thereafter, unless terminated sooner pursuant to the provisions hereof, or unless the Company gives written notice to the Executive within 150 days prior to the expiration of the Employment Period including any renewal periods thereafter stating its election not to extend the Employment Period for any additional term thereafter. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive. Executive shall notify the Company at least 60 days prior to the effective date of Executive's resignation. Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under COBRA. The Company may offset any amounts Executive owes it (assuming the Executive has outstanding borrowed cash funds from Company) against any amounts it owes Executive hereunder.

           For purposes of this Agreement, "Cause" shall mean (i) the commission of any felony or any crime involving moral turpitude, or the commission of any act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of its or their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs or drug or alcohol abuse (whether or not at the workplace), (iii) conduct causing the Company or any of its affiliates substantial public disgrace or disrepute or economic harm, (iv) substantial and repeated failure to perform duties as reasonably directed by the Board, (v) gross negligence or willful misconduct with respect to the Company or any of its affiliates or (vi) any material breach of this Agreement or any other agreement between the Company and Executive (which, in the case of clause (iv), (v) or (vi) above, is not cured to the Board's reasonable satisfaction within 10 days after written notice thereof from the Board to Executive if the Board determines in its reasonable discretion that any such matter is subject to cure).

           Upon expiration of the Employment provided or any subsequent renewal without further extension or if the Employment Period is terminated by the Company for Cause, Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits thereafter, and the Company expressly reserves and retains all other rights and remedies. If the Employment Period is terminated by the Company due to death, disability or without Cause, Executive shall be entitled to continue to receive his Base Salary payable in regular installments for the period set forth on Schedule of Employment Terms, (the "Severance Period") if and only if the Executive has executed (except in the case of Executive's death) and delivered to the Company a general release of all claims against the Company and its stockholders, directors and Executives in form and substance satisfactory to the Company and only so long as Executive has not breached and during the Severance period does not breach the provisions of paragraphs 4, 5 and 6 hereof, which shall extend beyond the Employment Period and shall survive termination or expiration of this Agreement.

           4. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data (including trade secrets) business practices, methods, sources, contacts and the identities and telephone numbers of customers, suppliers, vendors, agents and other contacts obtained by him while employed by the Company (including those obtained while employed by the Company prior to the date of this Agreement) concerning the business or affairs of the Company or any of its affiliates ("Confidential Information") are the property of the Company or such affiliate. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior consent of the Board or the Chief Executive Officer, unless and to the extent


                                                              Page 2 of 10 Pages

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that the Confidential Information becomes generally known to and available for use by the public in the same form or compilation, other than as a result of Executive's acts or omissions, phone books, logs, Rolodexes, calendars. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data in whatever form (and all copies and reproductions thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its affiliates which he may then possess, have access to or have under his control.

           5. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports and all similar or related information (whether or not patent able) which relate to the Company's or its affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (including those obtained while employed by the Company prior to the date of this Agreement) ("Work Product") belong to the Company are works for hire and any proprietary rights which the Executive might have under the law or otherwise are hereby expressly assigned to the Company. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to assign, establish and confirm such ownership (including, without limitation, executing any assignments, consents, powers of attorney and other instruments).

           6. ENFORCEMENT. If, at the time of enforcement of any provision hereof by the Company, a court of competent jurisdiction shall hold that the restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of the breach or a threatened breach by Executive of this Agreement, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from any court in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive, the Non-compete Period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained herein are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

           7. REPRESENTATIONS AND WARRANTIES. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. The Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement has been duly authorized by the Company and does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

           8. SURVIVAL. 4 through 19 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

           9. NOTICES. Any notice given or required under this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class registered mail, return receipt


                                                              Page 3 of 10 Pages

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requested, if to the Executive to the address set forth on the annexed Schedule of Terms of Employment, and if to the Company to the address set forth in the preamble hereof with a copy to each of: Chris Salmonson, 1700 N. Dixie Highway, Suite 125, Boca Raton, Florida 33432 and Fieldstone, Lester, Shear & Denberg, 201 Alhambra Circle - Suite 601, Coral Gables, Florida 33134, Attention: Ronald Fieldstone, or such other address or to the attention of such other person as either party shall have specified by prior written Notice. Any Notice under this Agreement shall be deemed to have been given (i) one business day after receipt by recipient, by overnight courier or by first class registered mail.

           10. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

           11. COMPLETE AGREEMENT; HEADINGS. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Captions, headings and sections are used for convenience purposes only and shall not construed to limit or expand the language of any provision hereof or the entire Agreement

           12. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

           13. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

           14. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

           15. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

           16. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

           17. ARBITRATION. Except with respect to disputes or claims under paragraphs 4, 5 and 6 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorney's fees and expenses), each party hereto agrees that the arbitration procedure set forth herein shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties. Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination as defined below. Each party hereto further agrees that each other party


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hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.

           18. SCHEDULE OF TERMS OF EMPLOYMENT. The following special terms and conditions are incorporated into this Employment Agreement as follows:

Name of Executive:             James L Wilson,  Social Security Number:
                               (Tax ID#, on-file)
Address for Notice:            Post Office Box 520, Boca Raton, Florida 33429
Telephone:                     561-416-1100,  Fax 561-416-1110
E-mail:                        jw99@bellsouth.net

Position and Title:            Chief Operating Officer and Chief Financial
                               Officer, shall be immediately elected by the Board of Directors and serve as a Director of the Company and its affiliate Companies, for terms commensurate with the terms of this Employment
                               Agreement. Errors, Omissions, and Director's insurance shall be obtained and paid for by the Company.

Duties and Responsibilities:   To oversee a variety of functions, departments,
                               divisions, affiliates, and projects of the Company at an executive level, reporting to the Chief Executive Officer, or Chairman of the Board of the Company, with the working location to be at the National Office in Boca Raton, Florida. If the duties and responsibilities are changed by the Company, or the work location is not at the National Office located in Broward or Palm Beach
                               County, this would constitute a termination without cause by the Company.

Vacation & Sickness Time:      Total paid time off days (PTO-days)shall not
                               exceed 6 weeks per year (which equates to 30
                               PTO-days). Executive may freely exchange vacation and sick leave time as they deem appropriate;
                               Unused PTO days may be saved for future years, for extended sick leave, extended vacation, or personal time off.

Initial Base Salary:           $180,000.00 (annual, paid in 24 equal
                               installments), where said base salary shall increase annually at (the greater of) the National CPI index or $10,000 annually; Said salary shall commence on June 1st ,2001.

Initial Stock Purchases:       For the initial period from April 3rd, 2001
                               through June 1st, , 2001, Executive will have the option of purchasing 150,000 shares of the Company's Common stock at a price of $0.01 per share. Said purchase at the option of the Executive shall be consummated within 180 days from April 3rd, 2001, payable in cash to the Company.

Stock Option Plan:             A Company Stock Option Incentive Plan shall be
                               immediately provided by the Company to the Executive by the full execution of this agreement, where the Executive is granted common stock options of the Company in an amount equating to 3.3% of the total issued and outstanding shares of all classes of stock and options on a fully diluted basis, with an option exercise price equating to $0.01 per share where said stock options shall be fully transferrable, have an exercise period of 10 years from granting, shall be non-dilutive (meaning that as any additional stock, options, or warrants are sold by the Company, or issued from its treasury, or the total shares of all classes of stock of the Company increase due to any merger or acquisition activity), then Executive's total number of options shall increase so that the resultant total options held by Executive shall remain constant at 3.3% of the total issued and outstanding shares of the Company including all stock, options, warrants, including all classes of common and preferred stock of the Company on a fully diluted basis. The full execution of this agreement shall constitute a valid and binding


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                               Stock Option Incentive Plan between the Company
                               and the Executive. If the Company terminates the Executive with or without cause at any time, then no options granted to Executive will be returned to the Company, however, the non-dilutive provision will be terminated, and no further options will be granted to Executive. If the Executive resigns at any time, then no options granted to Executive will be returned to the Company, however, the non-dilutive provision will be terminated, and no further options will be granted to Executive. All options recited above shall be granted to Executive at inception of employment, with the exception of those options that are granted to satisfy the non-dilutive provision. As of January 18, 2001, pursuant to information provided in the Company's Private Placement Memorandum, page 29 thereof, the company has Issued or committed to issue all classes of capital stock, options, and warrants in amounts equating to 164,082,466 shares on a fully diluted basis; therefor as of that date Executive's options granting would equate to 5,114,721 options issued on a non-dilutive basis.

Bonus Plan (incentives):       Executive to be paid annually a minimum of 2.50%
                               of the EBIDA pre-tax, net-income of the Company, paid annually on January 31st of each calendar year and if necessary, adjusted on March 31st of each year following the company's annual audit, if performed. The Board of Directors may increase or add to this Executive's Bonus Plan as it deems appropriate, in keeping with competitive market conditions and objectives of the Company.

Employment Period:             The initial term of employment shall be for 3
                               years, with a beginning date of 1th day of April, 2001, with an ending date of 30th day of March, 2004, subject to successive automatic two-year renewal periods, unless not extended by the provisions of the Employment Agreement.

Severance Payments:            Termination for Death:  Base Salary for: 6 months
                               Termination for
                                   Disability:        Base Salary for: 12 months
                               Termination Without
                                   Cause:             Base Salary for: 18 months
                               Voluntary Termination
                                   due:               Total Annualized to Change
                                                      of Control
                                                   W-2 compensation:   24 months

Change of Control.             (a) For the purposes of this Agreement,  a
                               "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities
                               Exchange Act of 1934 as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company
                               (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board of the Company, or any successor to the Company, as the direct or indirect result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the forgoing transactions.

                               (b) The Company and Executive hereby agree that, if Executive is in the employ of the Company on the date on which a Change of Control occurs (the "Change of Control Date") the Company (or, if Executive is employed by a subsidiary, the subsidiary) will continue to employ Executive and Executive will remain in the employ of the Company (or subsidiary), for the period commencing on the Change of Control Date and ending on the earlier to occur of (1) the second anniversary of such date,


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                               or (2) the expiration of the Employment Period,
                               to exercise such authority and perform such Executive duties as are commensurate with the authority being exercised and duties be performed by the Executive immediately prior to the Change of Control Date. If the duties and responsibilities are changed by the Company, or the work location is not at the National Office located in Broward or Palm Beach County, as a result of a Change of Control of the Company, then the Executive at his election may consider this event a Termination without cause, and the Executive would be entitled to the amount as stipulated in paragraph (d) below, in lump sum within 5 days of the change of control. However, at each (or any) event of change of control, the Executive has the exclusive right to waive his rights to his voluntary termination, pursuant to the Change of Control, and where the Executive is required to change his place of employment, the Company will reimburse the Executive for his reasonable relocation expenses, including without limitation, moving expenses, temporary living and travel expenses for up to one year while arranging to move his residence to the changed locations, closing costs, real estate commissions, if any, associated with the sale of his existing residence and the purchase of a replacement residence at the changed location, plus an additional amount representing a gross-up of any state or federal taxes payable by Executive as a result of any such reimbursements, and pay Executive a moving bonus equating to 20% of the Executive's last 12 months total gross annual compensation as would be defined on Executive's W-2 form.

                               (c) During the remaining Employment Period after the change of Control Date, the Company (or subsidiary) will (i) continue to pay Executive a salary at not less than the level applicable to Executive on the Change of Control Date, (ii) pay Executive bonuses and income tax incentive bonuses in the amounts not less in amount than those paid during the twelve month period preceding the Change of Control Date, and (iii) continue Executive benefit programs as to Executive at levels in effect on the Change of Control Date.

                               (d) If during the remaining Employment Period after the Change of Control Date (i) Executive's employment is terminated by the Company (or subsidiary), or (ii) there shall have occurred any reduction in Executive's compensation or employment related benefits, or any change in Executive's status, working conditions or management responsibilities, and Executive voluntarily terminates employment within sixty
                               (60) days of any such occurrence, or the last in a series of occurrences, then Executive shall be entitled to receive, subject to the provisions of subparagraphs (e) and (f) below, a lump sum payment equal to 200% of Executive's "base period income" as determined under (e) below. Such amount will be paid to Executive within 5 business days after his termination of employment.

                               (e)The Executive's "base period income" shall be his base salary, however such base salary shall not be less than that as defined in paragraph 3(a) above, and all annual incentive and income tax bonuses, paid or payable to him during or with respect to the twelve month period preceding the date of his termination of employment. If Executive has not been employed for 12 months at the time of his termination of employment, his "base period income" shall be his annualized base salary as defined in paragraph 3(a) above, at the rate then in effect and any annual incentive bonus paid to Executive prior to the date of his termination of employment or payable to Executive with respect to his period of employment.

                               (f)The amounts payable to Executive under any other compensation arrangement maintained by the Company (or a subsidiary) which became payable, after payment


                                                              Page 7 of 10 Pages

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                               of the lump sum provided for in (a), upon or as a
                               result of the exercise by Executive of rights which are contingent on a Change of Control (and would be considered a "parachute payment" under Internal Revenue Code 280G and regulations thereunder), shall be reduced to the extent necessary so that such amounts, when added to such lump sum, do not exceed 299% of the Executive's "base amount" (as computed in accordance with Internal Revenue Code provisions and regulations) for determining whether
                               Executive has received an excess parachute payment. If Executive has not been employed by the Company (or a subsidiary of the Company) during one or more calendar years immediately preceding the Change of Control Date, this paragraph (f) shall not apply.

Other Special Terms:           BAYSHORE INVESTMENTS: Executive is a Florida
                               licensed real estate broker, operating under the name of BayShore Investments. Although said company shall remain operative, Executive shall not spend significant time away from the Company nor be distracted from his duties and responsibilities as outlined herein.
Arbitration Procedure:

                  1. NOTICE OF CLAIM. A party asserting a Claim (the "CLAIMANT") shall deliver written notice to each party against whom the Claim is asserted (collectively, the "OPPOSING PARTY"), with a copy to the persons required to receive copies of notices under the Agreement (the "ADDITIONAL NOTICE PARTIES"), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a Notice of Arbitration, which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim, and the nature and amount of any damages or other compensation or relief sought. Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such claim accrues.

                  2. SELECTION OF ARBITRATOR. Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the "AAA") to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

                  3. ARBITRATION PROCEDURE. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

                  (a) Within 30 days of the service after a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.


                                                              Page 8 of 10 Pages

                  (b) All written communications regarding the proceeding sent to the arbitrator shall be sent simul taneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

                  (c) Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

                  (d) Within 20 days after receipt of the Claimant's submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days after receipt of the Claimant's submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

                  (e) Within 20 days after receipt of the Opposing Party's response, the Claimant may submit to the arbitrator a reply to the Opposing Party's response, or notification that no reply is forthcoming.

                  (f) Within 10 days after the latest submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.

                  (g) Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the "FINAL DETERMINATION"). The Final Determination shall address each issue disputed by the parties, state the arbitrator's findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

                  (h) The award rendered by the arbitrator shall be final and non-appealable and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

                  4. COSTS OF ARBITRATION. As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator's fee and both parties' attorneys' fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrators.

                  5. SATISFACTION OF AWARD. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime lending rate reported by the Wall Street Journal plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys' fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

                  6. CONFIDENTIALITY OF PROCEEDINGS. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; PROVIDED THAT this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and PROVIDED FURTHER that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law


                                                              Page 9 of 10 Pages

(or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.



IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

FUELNATION INC.                              Executive
By: Christopher R. Salmonson,                By: James L Wilson
as its Chief Executive Officer





By:___________________________               By: ___________________________











                                                             Page 10 of 10 Pages

                                FUEL NATION INC.


                              Employment Agreement
                                 First Amendment
                                 James L Wilson


           THIS EMPLOYMENT AGREEMENT is made as of this 29th day of May, 2001, by and between FUELNATION INC., a Florida corporation (the "Company") whose current main office address is: 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, 561-391-5883, and, James L Wilson, whose current mailing address is Post Office Box 520, Boca Raton, Florida 33429, 561-416-1100, (the "Executive"). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to modify the Employment Agreement of April 5th, 2001as follows; For any terms and conditions that are not consistent with the agreement that this document is amending, this document's terms and conditions shall prevail; all other terms and conditions of the Employment Agreement of April 5th, 2001 that are not modified or changed hereby, shall be made part of this agreement as if restated herein at length:

           18. SCHEDULE OF TERMS OF EMPLOYMENT. The following special terms and conditions are incorporated into this Employment Agreement as follows:

Name of Executive:             James L Wilson, Social Security Number:
                               (Tax ID#, on-file)
Address for Notice:            Post Office Box 520, Boca Raton, Florida 33429
Telephone:                     561-416-1100,  Fax 561-416-1110
E-mail:                        jw99@bellsouth.net

Position and Title:            Chief Operating Officer and Chief Financial
                               Officer, shall be immediately elected by the Board of Directors and serve as a Director of the Company and its affiliate Companies, for terms commensurate with the terms of this Employment
                               Agreement. Errors, Omissions, and Director's insurance shall be obtained and paid for by the Company.

Initial Stock Purchases:       For the initial period from April 3rd, 2001
                               through June 1st, , 2001, Executive will have the option of purchasing 150,000 shares of the Company's Common stock at a price of $0.01 per share. Said purchase at the option of the Executive, shall be consummated at or before October 3rd, 2001, payable in cash to the Company.

Stock Option Plan:             A Company Stock Option Incentive Plan shall be
                               immediately provided by the Company to the Executive by the full execution of this agreement, where the Executive is granted common stock options of the Company in an amount equating to 6% of the total issued and outstanding shares of all classes of stock, warrants, and options on a fully diluted basis, {this increases the 3.3% previously granted by 2.7%, equating to 6%} with an option exercise price equating to $0.01 per share where said stock options shall be fully transferrable, have an exercise period of up to 10 years from granting, shall be non-dilutive (meaning that as any additional shares of capital stock {including all classes of preferred and common capital stock}, options, or warrants are sold or delivered by the Company, or issued from its treasury, or the total shares of all classes of stock, options, and warrants of the Company increase due to all merger and/or acquisition activities), then Executive's total number of options (at the same financial and time characteristics) shall immediately increase so that the resultant total options held by Executive shall remain constant at 5% of the total issued and outstanding shares of the Company including all stock, options, warrants, including all classes of common and preferred stock of the Company on a fully diluted basis.
                               For example, if the company issued new stock, options, warrants due to a merger, acquisition, consultant fee, in the amount of 1,000,000 shares, then immediately the employee would receive 50,000 options, with 10 year expiration, exercisable at $0.01 per option. Thirty [30] days following each calendar quarter, the comptroller's office of the Company shall cause to be issued an official stock option register to the Executive showing the current common stock options held by the Executive, all other options, warrants, common and preferred shares outstanding, showing the calculations thereby.

                               The Executive shall be granted, on or before December 4th, 2001, additional common stock options of the Company in an amount equating to 2% of the total issued and outstanding shares of all classes of common and preferred stock, warrants, and options on a fully diluted basis, with an option exercise price equating to $0.01 per share where said stock options shall be fully transferrable, have an exercise period of up to 10 years from granting, shall be non-dilutive (meaning that as any additional shares of capital stock {including all classes of preferred and common capital stock}, options, or warrants are sold or delivered by the Company, or issued from its treasury, or the total shares of all classes of stock, options, and warrants of the Company increase due to all merger and/or acquisition activities), then Executive's total number of options shall immediately increase so that the resultant total options held by Executive shall remain constant at a total of 8% {this is the sum of the 2% granting pursuant to this paragraph plus the 6% granted pursuant to the above paragraph and the initial base Employment Agreement} of the total issued and outstanding shares of the Company including all stock, options, warrants, including all classes of common and preferred stock of the Company on a fully diluted basis.

                               The full execution of this agreement shall constitute a valid and binding Stock Option Incentive Plan between the Company and the Executive. If the Company terminates the Executive with or without cause at any time, then no options granted to Executive will be returned to the Company, however, additional options that are to be granted due to the scheduled December 4th 2001 grant, any subsequent scheduled grant, or the non-dilutive provision of the Agreement will terminate 12 months from the date of such termination, and only thereafter, shall no further options will be granted to Executive. If the Executive resigns voluntarily at any time, then no options granted to Executive will be returned to the Company, however, the non-dilutive provision will be terminated as of the date of termination, and thereafter no further options will be granted to Executive. The options recited in the initial base Agreement of April 5th, 2001, {3.3% non-dilutive basis}, were granted to Executive at inception of employment and additional non-dilutive options in the quantity of 2.7% are to be immediately granted pursuant to this Amendment, equated to 6.0%. As of January 18, 2001, pursuant to information provided in the Company's Private Placement Memorandum, page 29 thereof, the company has Issued or committed to issue all classes of capital stock, options, and warrants in amounts equating to 164,082,466 shares on a fully diluted basis; therefor as of that date, Executive's options grantings to date exclusive of the December 4th, 2001 future granting, would equate to 6.0% of 164,082,466, equals 9,845,000 options issued on a non-dilutive basis.

All other terms and conditions of the Employment Agreement of April 5th, 2001 that have not been modified or changed by this Amendment, shall be made part of this agreement as if restated herein at length.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.



FUELNATION INC.
By: Christopher R. Salmonson,                Executive
as its Chief Executive Officer               By: James L Wilson





By:___________________________
                                             By: ___________________________

                                FUEL NATION INC.


                              Employment Agreement
                                 First Amendment
                                 James L Wilson


           THIS EMPLOYMENT AGREEMENT is made as of this 29th day of May, 2001, by and between FUELNATION INC., a Florida corporation (the "Company") whose current main office address is: 1700 North Dixie Highway, Suite 125, Boca Raton, Florida 33432, 561-391-5883, and, James L Wilson, whose current mailing address is Post Office Box 520, Boca Raton, Florida 33429, 561-416-1100, (the "Executive"). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to modify the Employment Agreement of April 5th, 2001as follows; For any terms and conditions that are not consistent with the agreement that this document is amending, this document's terms and conditions shall prevail; all other terms and conditions of the Employment Agreement of April 5th, 2001 that are not modified or changed hereby, shall be made part of this agreement as if restated herein at length:

         18. SCHEDULE OF TERMS OF EMPLOYMENT. The following special terms and conditions are incorporated into this Employment Agreement as follows:

Name of Executive:        James L Wilson,  Social Security Number:
                          (Tax ID#, on-file)
Address for Notice:       Post Office Box 520, Boca Raton, Florida 33429
Telephone:                561-416-1100,  Fax 561-416-1110
E-mail:                   jw99@bellsouth.net

Position and Title:       Chief Operating Officer and Chief Financial Officer,
                          shall be immediately elected by the Board of Directors and serve as a Director of the Company and its affiliate Companies, for terms commensurate with the terms of this Employment Agreement. Errors, Omissions, and Director's insurance shall be obtained and paid for by the Company.

Initial Stock Purchases:  For the initial period from April 3rd, 2001 through
                          June 1st, , 2001, Executive will have the option of purchasing 150,000 shares of the Company's Common stock at a price of $0.01 per share. Said purchase at the option of the Executive, shall be consummated at or before October 3rd, 2001, payable in cash to the Company.

Stock Option Plan:        A Company Stock Option Incentive Plan shall be
                          immediately provided by the Company to the Executive by the full execution of this agreement, where the Executive is granted common stock options of the Company in an amount equating to 6% of the total issued and outstanding shares of all classes of stock, warrants, and options on a fully diluted basis, {this increases the 3.3% previously granted by 2.7%, equating to 6%} with an option exercise price equating to $0.01 per share where said stock options shall be fully transferrable, have an exercise period of up to 10 years from granting, shall be non-dilutive (meaning that as any additional shares of capital stock
                          {including all classes of preferred and common capital stock}, options, or warrants are sold or delivered by the Company, or issued from its treasury, or the total shares of all classes of stock, options, and warrants of the Company increase due to all merger and/or acquisition activities), then Executive's total number of options (at the same financial and time characteristics) shall immediately increase so that the resultant total options held by Executive shall remain constant at 5% of the total issued and outstanding shares of the Company including all stock, options, warrants, including all classes of common and preferred stock of the Company on a fully diluted basis. For example, if the company issued new stock, options, warrants due to a merger, acquisition, consultant fee, in the amount of 1,000,000 shares, then immediately the employee would receive 50,000 options, with 10 year expiration, exercisable at $0.01 per option. Thirty [30] days following each calendar quarter, the comptroller's office of the Company shall cause to be issued an official stock option register to the Executive showing the current common stock options held by the Executive, all other options, warrants, common and preferred shares outstanding, showing the calculations thereby.

                          The Executive shall be granted, on or before December 4th, 2001, additional common stock options of the Company in an amount equating to 2% of the total issued and outstanding shares of all classes of common and preferred stock, warrants, and options on a fully diluted basis, with an option exercise price equating to $0.01 per share where said stock options shall be fully transferrable, have an exercise period of up to 10 years from granting, shall be non-dilutive (meaning that as any additional shares of capital stock {including all classes of preferred and common capital stock}, options, or warrants are sold or delivered by the Company, or issued from its treasury, or the total shares of all classes of stock, options, and warrants of the Company increase due to all merger and/or acquisition activities), then Executive's total number of options shall immediately increase so that the resultant total options held by Executive shall remain constant at a total of 8% {this is the sum of the 2% granting pursuant to this paragraph plus the 6% granted pursuant to the above paragraph and the initial base Employment Agreement} of the total issued and outstanding shares of the Company including all stock, options, warrants, including all classes of common and preferred stock of the Company on a fully diluted basis.

                          The full execution of this agreement shall constitute a valid and binding Stock Option Incentive Plan between the Company and the Executive. If the Company terminates the Executive with or without cause at any time, then no options granted to Executive will be returned to the Company, however, additional options that are to be granted due to the scheduled December 4th 2001 grant, any subsequent scheduled grant, or the non-dilutive provision of the Agreement will terminate 12 months from the date of such termination, and only thereafter, shall no further options will be granted to Executive. If the Executive resigns voluntarily at any time, then no options granted to Executive will be returned to the Company, however, the non-dilutive provision will be terminated as of the date of termination, and thereafter no further options will be granted to Executive. The options recited in the initial base Agreement of April 5th, 2001, {3.3% non-dilutive basis}, were granted to Executive at inception of employment and additional non-dilutive options in the quantity of 2.7% are to be immediately granted pursuant to this Amendment, equated to 6.0%. As of January 18, 2001, pursuant to information provided in the Company's Private Placement Memorandum, page 29 thereof, the company has Issued or committed to issue all classes of capital stock, options, and warrants in amounts equating to 164,082,466 shares on a fully diluted basis; therefor as of that date, Executive's options grantings to date exclusive of the December 4th, 2001 future granting, would equate to 6.0% of 164,082,466, equals 9,845,000 options issued on a non-dilutive basis.

All other terms and conditions of the Employment Agreement of April 5th, 2001 that have not been modified or changed by this Amendment, shall be made part of this agreement as if restated herein at length.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.




FUELNATION INC.
By: Christopher R. Salmonson,
as its Chief Executive Officer





By:___________________________
Executive
By: James L Wilson






By: ___________________________